Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

September 1, 2026

Perella Weinberg Partners 767 Fifth Avenue New York, NY 10153

Re:	Registration Statement on Form S-3 (File No. 333-289189)
Ladies and Gentlemen:
We have acted as special counsel to Perella Weinberg Partners, a Delaware corporation (the “Company”), in connection with the issuance by the Company (the “Offering”) of 1,127,529 shares of its Class A common stock, par value $0.0001 per share (the “Shares”), pursuant to the Sale and Purchase Deed (the “Deed”), dated April 13, 2026 and as amended on July 10, 2026 and August 31, 2026, by and among the Company, Perella Weinberg UK Limited, and the persons whose names and addresses are set out in Part A and Part B of Schedule 3 thereto (collectively, the “Sellers”), a Registration Statement on Form S-3 (Registration Statement No. 333-289189) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the base prospectus, dated August 1, 2025 (the “Base Prospectus”), a related prospectus supplement filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company. We also examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate”); (ii) the Amended and Restated Bylaws of the Company, as
Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares; (iv) the Registration Statement; (v) the Prospectus; and (vi) an executed copy of the Deed.
In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination.
The opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York.
Based upon the foregoing, and subject to the assumptions, conditions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when and if issued in accordance with the terms set forth in the Registration Statement, the Prospectus and the Deed, the Shares will be validly issued, fully paid and non-assessable.
Our opinion set forth above is limited to the General Corporation Law of the State of Delaware, and we express no opinion concerning the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about September 1, 2026, which will be incorporated by reference in the Registration Statement, and to the reference to our firm in the Registration Statement and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

MAYER BROWN LLP

AP/BH/CN